For Immediate Release
The J. M. Smucker Company Announces Record Third Quarter Results

ORRVILLE, Ohio, February 15, 2008 --The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2008, of its 2008 fiscal year. Results for the quarter and nine-month period ended January 31, 2008, include the operations of Eagle Family Foods Holdings, Inc. (“Eagle”) which was acquired on May 1, 2007.

Third Quarter Results
	Three months ended January 31,
	2008	2007	% Increase
	(Dollars in millions, except per share data)

Net sales	$665.4	$523.1	27%
Net income:
Income	$42.4	$40.4	5%
Income per diluted share	$0.75	$0.71	6%

Net sales increased 27 percent in the third quarter of 2008 compared to the third quarter of 2007. The acquired Eagle businesses contributed $69.3 million in the quarter. The Smucker’s®, Jif®, Crisco®, and Pillsbury® brands realized net sales growth on a combination of volume and pricing gains. The acquired Carnation® business in Canada and the impact of favorable exchange rates also contributed. Net sales growth and a lower effective tax rate offset higher raw material costs and interest expense, resulting in an increase in net income.

Net income per diluted share for the quarter was $0.75, an increase of 6 percent compared to last year’s third quarter. Net income for the third quarter of 2008 included restructuring and merger and integration costs of $0.04 per diluted share, while net income for the third quarter of 2007 included restructuring costs of $0.01 per diluted share. Excluding these costs in both years, the Company’s income per diluted share was $0.79 in the third quarter of 2008, and $0.72 in the third quarter of 2007, an increase of 10 percent.

“On the strength of our brands, we delivered good growth this quarter,” commented Richard Smucker, president and co-chief executive officer. “We were able to grow earnings despite commodity costs that continued to rise, and have reached record levels for certain raw materials. We remain enthusiastic about the opportunities for our brands, and continue to support them with investments in product quality, a steady stream of new products, and marketing spending. We maintain a long-term view on managing our business and are confident in our ability to continue to achieve profitable growth.”

Nine-Month Results

	Nine months ended January 31,
	2008	2007	% Increase
	(Dollars in millions, except per share data)

Net sales	$1,934.8	$1,654.5	17%
Net income:
Income	$133.3	$114.7	16%
Income per diluted share	$2.33	$2.01	16%

Net sales increased 23 percent in the first nine months of 2008 compared to the first nine months of 2007, excluding the Canadian nonbranded, grain-based foodservice and industrial businesses sold in September 2006. The acquired Eagle businesses contributed $194.2 million in the first nine months of 2008.

Net income per diluted share for the first nine months of 2008 was $2.33, a 16 percent increase over last year’s first nine months. Net income for the first nine months of 2008 included restructuring and merger and integration costs of $0.09 per diluted share, while net income for the first nine months of 2007 included restructuring costs of $0.13 per diluted share. Excluding these costs in both years, the Company’s income per diluted share was $2.42 in the first nine months of 2008, and $2.14 in the first nine months of 2007, an increase of 13 percent.

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter and nine-month period is included in the “Unaudited Financial Highlights” table.

Margins
	Three months ended January 31,		Nine months ended January 31,
	2008	2007	2008	2007
	(% of net sales)
Gross profit	29.4%	33.1%	31.0%	31.6%
Selling, distribution, and administrative expenses	18.5%	20.8%	19.2%	20.1%
Operating income	10.4%	12.3%	11.4%	11.3%

Operating income increased by $4.6 million, or 7 percent, compared to the third quarter of 2007 while decreasing from 12.3 percent to 10.4 percent of net sales. The impact of higher raw material costs, predominantly the record levels for soybean oil and wheat, and the mix of product sales in the quarter resulted in gross profit of 29.4 percent of net sales compared to 33.1 percent in last year’s third quarter. The impact of price increases taken to date, while essentially offsetting higher raw material costs, was not sufficient to maintain profit margins.

Selling, distribution, and administrative (“SD&A”) expenses increased 13 percent, for the third quarter of 2008 compared to 2007, resulting from increased marketing spending, and additional costs related to the acquired Eagle business. Corporate overhead expenses increased at a lesser rate than sales resulting in an overall decrease in SD&A from 20.8 percent of net sales to 18.5 percent, partially offsetting the decline in gross profit as a percent of net sales. Higher restructuring and merger and integration costs in the third quarter of 2008 compared to 2007 also negatively impacted operating income.

Other

Interest expense increased by $5.1 million in the third quarter of 2008 compared to the third quarter of 2007, resulting from the issuance of $400 million in senior notes in the first quarter of 2008, a portion of which was used to repay short-term debt used in financing the Eagle acquisition. The investment of excess proceeds resulted in an increase in interest income of $1.1 million during the quarter compared to the same quarter last year.

The effective tax rate decreased to 31.8 percent in the third quarter of 2008, from 33.1 percent in the comparable period in 2007, primarily as a result of statutory tax law changes and an increase in tax-exempt interest earnings. For the full year, the Company estimates an effective tax rate between 33.0 percent and 33.5 percent.

During the third quarter, the Company repurchased 1,631,000 common shares for $82.6 million in cash, including 1.5 million common shares under a previously announced Rule 10b5-1 trading plan. At its January 2008 meeting, the Company’s Board of Directors authorized a 5.0 million common share increase to its share repurchase plan. Share repurchases will occur at management's discretion and there is no guarantee as to the exact number of shares that may be repurchased. Since January 2005, the Company has repurchased nearly 5.0 million common shares. At the end of the quarter, the Company had approximately 55.9 million common shares outstanding.

In February 2008, the Company incurred a storm-related loss at a third-party distribution center. Although the extent of the financial loss has not yet been determined, the Company expects proceeds from insurance coverage to substantially offset any financial impact. In addition, the Company does not expect a material disruption of business related to the incident.

Segment Performance

Net sales	Three months ended January 31,			Nine months ended January 31,
	2008	2007	% Increase (Decrease)	2008	2007	% Increase (Decrease)
	(Dollars in millions)			(Dollars in millions)
U.S. retail market	$502.2	$393.8	28%	$1,455.6	$1,181.6	23%
Special markets	$163.2	$129.3	26%	$479.2	$473.0	1%
Special markets excluding divested nonbranded Canadian businesses	$163.2	$129.3	26%	$479.2	$397.9	20%

U.S. Retail Market

U.S. retail market segment net sales for the quarter were up 28 percent. Net sales in the consumer strategic business area increased 13 percent led by peanut butter, fruit spreads, and Smucker’s Uncrustables®. Net sales in the consumer oils and baking strategic business area were up 46 percent. Excluding the contribution of $57.3 million from the acquired Eagle business, consumer oils and baking net sales increased 13 percent, due to growth in baking mixes, flour, and frostings, and pricing actions.

For the first nine months of 2008, U.S. retail market segment net sales increased 23 percent compared to the first nine months of 2007. Net sales in the consumer strategic business area increased 10 percent, and excluding the contribution of $165.3 million from the acquired Eagle business, net sales in the oils and baking strategic business area increased 9 percent over the first nine months of 2007.

Special Markets

Net sales in the third quarter for the special markets segment increased 26 percent. Net sales in Canada were up 49 percent primarily due to the impacts of the acquired Eagle and Carnation canned milk businesses and favorable exchange rates. Net sales increased 20 percent in foodservice, and were up 8 percent, excluding the contribution of the Eagle acquisition.

For the first nine months of 2008, special markets segment net sales increased 20 percent compared to the first nine months of 2007, excluding divested Canadian businesses.

Conference Call

The Company will conduct an earnings conference call and webcast on Friday, February 15, 2008, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 3196264, and will be available until Friday, February 22, 2008.

About The J. M. Smucker Company
The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine’s annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license and Carnation is a trademark of Societe des Produits Nestle S.A., used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to: volatility of commodity markets from which raw materials are procured and the related impact on costs; crude oil price trends and its impact on transportation, energy, and packaging costs; the ability to successfully implement price changes; the success and cost of introducing new products and the competitive response; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses; general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; the concentration of certain of the Company’s businesses with key customers and the ability to manage and maintain key customer relationships; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; the ability of the Company to obtain any required financing; the timing and amount of capital expenditures, restructuring, and merger and integration costs; the outcome of current and future tax examinations and other tax matters, and their related impact on the Company’s tax positions; the timing and amount of proceeds from insurance settlements; foreign currency and interest rate fluctuations; the timing and cost of acquiring common shares under the Company’s share repurchase authorization; and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer
Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$665,373	$523,081	$1,934,776	$1,654,545
Cost of products sold	469,658	349,425	1,334,589	1,122,412
Cost of products sold - restructuring	262	689	262	9,981
Gross Profit	195,453	172,967	599,925	522,152
Selling, distribution, and administrative expenses	122,907	108,789	371,018	333,274
Other restructuring costs (credits)	705	(199)	1,606	1,337
Merger and integration costs	2,900	-	5,884	-
Operating Income	68,941	64,377	221,417	187,541
Interest income	3,694	2,629	11,015	6,625
Interest expense	(10,725)	(5,656)	(31,735)	(17,681)
Other income (expense) - net	250	(902)	1,162	(1,210)
Income Before Income Taxes	62,160	60,448	201,859	175,275
Income taxes	19,759	20,021	68,531	60,555
Net Income	$42,401	$40,427	$133,328	$114,720

Net income per common share	$0.75	$0.72	$2.35	$2.03

Net income per common share- assuming dilution	$0.75	$0.71	$2.33	$2.01

Dividends declared per common share	$0.30	$0.28	$0.90	$0.84

Weighted-average shares outstanding	56,400,147	56,185,039	56,716,734	56,494,799
Weighted-average shares outstanding - assuming dilution	56,823,265	56,787,600	57,206,738	57,060,218

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2008	April 30, 2007
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$327,664	$200,119
Trade receivables	141,215	124,048
Inventories	348,277	286,052
Other current assets	37,161	29,147
Total Current Assets	854,317	639,366

Property, Plant, and Equipment, Net	489,448	454,028

Other Noncurrent Assets:
Goodwill	1,110,341	990,771
Other intangible assets, net	592,812	478,194
Marketable securities	17,202	44,117
Other assets	98,133	87,347
Total Other Noncurrent Assets	1,818,488	1,600,429
	$3,162,253	$2,693,823

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$114,634	$93,500
Current portion of long-term debt	-	33,000
Other current liabilities	129,289	109,968
Total Current Liabilities	243,923	236,468

Noncurrent Liabilities:
Long-term debt, net of current portion	790,424	392,643
Other noncurrent liabilities	277,302	269,055
Total Noncurrent Liabilities	1,067,726	661,698

Shareholders' Equity, net	1,850,604	1,795,657
	$3,162,253	$2,693,823

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Nine Months Ended January 31,
	2008	2007
	(Dollars in thousands)

Operating Activities
Net income	$133,328	$114,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,528	42,387
Amortization	2,940	1,186
Asset impairments and other restructuring charges	262	10,089
Share-based compensation expense	8,692	8,282
Working capital	(10,328)	35,378
Net Cash Provided by Operating Activities	178,422	212,042

Investing Activities
Businesses acquired, net of cash acquired	(166,963)	(60,488)
Additions to property, plant, and equipment	(53,562)	(42,903)
Proceeds from sale of business	3,407	84,054
Purchases of marketable securities	(229,405)	(20,000)
Sales and maturities of marketable securities	256,861	23,195
Other - net	973	(944)
Net Cash Used for Investing Activities	(188,689)	(17,086)

Financing Activities
Proceeds from long-term debt	400,000	-
Repayments of long-term debt	(148,000)	-
Dividends paid	(51,478)	(47,820)
Purchase of treasury shares	(86,300)	(51,943)
Other - net	18,689	(11,655)
Net Cash Provided by (Used for) Financing Activities	132,911	(111,418)
Effect of exchange rate changes	4,901	(3,326)
Net increase in cash and cash equivalents	127,545	80,212
Cash and cash equivalents at beginning of period	200,119	71,956
Cash and cash equivalents at end of period	$327,664	$152,168

The J. M. Smucker Company
Unaudited Financial Highlights

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$665,373	$523,081	$1,934,776	$1,654,545

Net income and net income per common share:
Net income	$42,401	$40,427	$133,328	$114,720
Net income per common share -- assuming dilution	$0.75	$0.71	$2.33	$2.01

Income before restructuring and merger and integration costs: (1)
Income	$44,992	$40,828	$138,448	$122,127
Income per common share -- assuming dilution	$0.79	$0.72	$2.42	$2.14

(1) Reconciliation to net income:
Income before income taxes	$62,160	$60,448	$201,859	$175,275
Merger and integration costs	2,900	-	5,884	-
Cost of products sold - restructuring	262	689	262	9,981
Other restructuring costs (credits)	705	(199)	1,606	1,337
Income before income taxes, restructuring, and merger and integration costs	66,027	60,938	209,611	186,593
Income taxes	21,035	20,110	71,163	64,466
Income before restructuring and merger and integration costs	$44,992	$40,828	$138,448	$122,127

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations and provides a more comprehensive understanding of the financial results.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2008	2007	2008	2007
	(Dollars in thousands)

Net sales:
U.S. retail market	$502,174	$393,797	$1,455,553	$1,181,556
Special markets	163,199	129,284	479,223	472,989
Total net sales	$665,373	$523,081	$1,934,776	$1,654,545

Segment profit:
U.S. retail market	$79,379	$77,751	$256,544	$236,796
Special markets	25,206	17,230	67,630	52,448
Total segment profit	$104,585	$94,981	$324,174	$289,244